11 Transaction Highlights JUNE 2018

HAY COMPANY SNAPSHOT 2 High design European Headquarters: Denmark Revenue Growth (4 Yr. CAGR): 14% brand offering furniture Founded: 2002 FY18 Forecast (Year Ended July 2018): and accessories products Employees: ~180 Revenue: $155M for consumer and Geographic Presence: EBITDA Margin: 10% contract markets Over 50 countries GEOGRAPHIC MIX: CHANNEL MIX: PRODUCT MIX: Europe 93% Wholesale 55% Furnishings 79% North America 4% Contract 37% Accessories 13% Other 3% Retail 4% Lighting & Other 8% Other 4%

HAY DESIGN 3 LEADERSHIP Rolf and Mette Hay are the husband-and-wife duo behind HAY. Rolf began his career working for various design companies in Denmark and teaching himself design and design development, while Mette’s parents ran a design store. In 2002, the couple founded HAY as a contemporary design and furniture company.

HAY PORTFOLIO 4 HAY brings a growing portfolio of beautifully designed furnishings and accessories to the Herman Miller family of brands. Today, they offer 180 styles of furniture and more than 350 accessory options. Here are just a few examples...

ACCESSORIES 5

DINING 6

LOUNGE & OUTDOOR 7

OFFICE 8

SEATING 9

HAY BRAND RECOGNITION 10 #9 on Dezeen* Brands Strong Social Media Following* Hot List for the past 2 years 2017 2016 2,000,000 1,800,000 1. IKEA 1. IKEA 1,600,000 2. Muji 2. Apple 1,400,000 3. Apple 3. Adidas 1,200,000 4. Adidas 4. Google 1,000,000 5. Airbnb 5. Nike 800,000 600,000 6. Google 6. Aesop 400,000 7. Pokemon GO 7. M u j i 200,000 8. Nike 8. Lego CB2 HAY uuto Vitra Knoll worth Barrel M Design Wayfair Ha West Elm Crate and 9. HAY 9. HAY Hardware Steelcase B&B Italia Restoration Within Reach 10. WeWork 10. Corten Steel Herman Miller *Dezeen is an architecture, interiors, and design magazine based in London *Instagram followership, June 2018

HAY TRANSACTION HIGHLIGHTS 11 I. 33% Equity Investment in HAY – $66M cash investment – EBITDA multiple of 14x – Expected to account for as a non-consolidated equity investment – Option to increase ownership percentage in the future – Year 1 (FY19) estimated accretion of $0.02 to $0.04 per share for equity investment ∙ Includes estimated expenses of $0.02 per share related to certain purchase accounting adjustments – Year 5 estimated accretion of $0.13 to $0.15 per share for equity investment (assumes current 33% ownership) ∙ Double digit revenue growth opportunity for core HAY business II. North America Licensing Rights – $5M cash investment –– Access to full HAY design catalog for consumer and contract channels YEAR 5 EPS ESTIMATE –– Accounting directly impacts revenue and EBITDA –– Year 1 (FY19) estimated at break-even EPS from North America licensing Equity Investment $0.13 to $0.15 –– Year 5 revenue outlook: $75M to $100M N.A. Licensing $0.11 to $0.14 –– Year 5 EBITDA margin outlook: 12% to 14% Total $0.24 to $0.29 –– Year 5 estimated accretion of $0.11 to $0.14 per share for North America licensing

HERMAN MILLER STRATEGIC PRIORITIES 12 Investments in HAY directly impact two of our strategic priorities:

HERMAN MILLER STRATEGIC PRIORITIES 13 –– Wholesale/Retail accounts for nearly 60% of HAY’s revenue ––Aspirational brand for High Earners Not Rich Yet (“HENRY”) segment ––Broadens price points within our Consumer product offer ––Expands accessories and cash and carry options for DWR studios ––Near-term plans to open 4 HAY stores ––Target opening HAY online store by December, 2018 –– Will leverage our existing HM.com and DWR.com platforms

HERMAN MILLER STRATEGIC PRIORITIES 14 –– Approximately 40% of HAY’s revenue comes from serving Contract customers ––Expands offering in fast growing ancillary or “resi-mercial” category ––Enhances our opportunity to increase share of wallet within our global network of over 600 dealers ––Creates a small to medium business opportunity ––Significant opportunity for growth in North America, which currently represents only 4% of HAY’s revenue